Exhibit 99.1

Clene Reports Second Quarter 2021 Operating and Financial Highlights

Phase 2 REPAIR program demonstrated statistically significant improvements in brain energetic metabolism with CNM-Au8®, a gold nanocrystal suspension

Phase 2, placebo-controlled RESCUE-ALS trial remains on track for top-line data in 2H 2021

Interim blinded RESCUE-ALS efficacy data suggest CNM-Au8®, a gold nanocrystal suspension, may have neuro-reparative potential in people with amyotrophic lateral sclerosis

Cash of $63 million as of June 30, 2021

SALT LAKE CITY, August 10, 2021 -- Clene Inc. (NASDAQ: CLNN) along with its subsidiaries “Clene” and its wholly owned subsidiary Clene Nanomedicine, Inc., a clinical-stage biopharmaceutical company dedicated to the treatment of neurodegenerative disease using nanotechnology to treat energetic failure, today reported its second quarter 2021 operating and financial results.

“Our recent progress has substantially bolstered our clinical data set and has us poised to achieve multiple milestones by the end of 2021, the most notable being the expected top-line data release from the placebo-controlled RESCUE-ALS trial,” said Rob Etherington, President and CEO of Clene. “Our Phase 2 REPAIR program in multiple sclerosis and Parkinson’s disease has shown that CNM-Au8 significantly improves energy metabolism in the brains of MS and PD patients. This is an exciting finding, as it clinically demonstrates CNM-Au8’s mechanism of action is broadly applicable and strongly supports the entirety of our clinical pipeline. We also presented highly encouraging blinded results from RESCUE-ALS last quarter, further adding to the robust set of clinical and preclinical data demonstrating CNM-Au8’s potential to become a breakthrough for patients with neurodegenerative disease.”

Second Quarter 2021 and Recent Highlights

CNM-Au8 for the treatment of multiple sclerosis (MS) and Parkinson’s disease (PD)

Reported positive top-line results from the Phase 2 REPAIR clinical trials

The objective of the REPAIR clinical trial program was to demonstrate the effects of Clene’s energy-enhancing nanotherapeutic, CNM-Au8, on brain energy metabolites in two sister studies of patients with Parkinson’s disease (REPAIR-PD) and multiple sclerosis (REPAIR-MS). Patients were imaged using 31phosphorous magnetic resonance spectroscopy, an innovative non-invasive brain imaging technique, before and after 12 weeks of daily oral dosing with CNM-Au8. The results for the primary endpoint, the mean change in the brain NAD+/NADH ratio (the ratio of the oxidized to reduced form of nicotinamide adenine dinucleotide), demonstrated a statistically significant increase by an average of 0.589 units (10.4%) following 12-weeks of treatment with CNM-Au8 (p=0.037, paired t-test), in the pre-specified integrated analysis of the REPAIR-PD and REPAIR-MS studies. Key secondary endpoints, mean change from baseline in the NAD+ fraction and NADH fraction of the total NAD pool, were concordant with the primary endpoint, demonstrating the NAD+ fraction increased (p=0.026), while the NADH fraction decreased (p=0.026). The individual results for these sister studies demonstrated consistent statistical trends toward improvement in the NAD+/NADH ratio with results of p=0.11 and p=0.14, for REPAIR-PD and REPAIR-MS, respectively. Collectively, these results provide clinical proof-of-mechanism and support the potential of CNM-Au8 to drive meaningful neurological functional improvements in the treatment of neurodegenerative disorders.

These data, together with concordant data on key secondary and exploratory endpoints, provide clinical proof-of-mechanism and support the potential of CNM-Au8 to drive meaningful functional improvements in the treatment of neurodegenerative diseases.

CNM-Au8 for the treatment of amyotrophic lateral sclerosis (ALS):

Presented interim blinded efficacy data from the Phase 2 RESCUE-ALS study at the ENCALS 2021 Annual Meeting

RESCUE-ALS is a randomized, placebo-controlled Phase 2 study evaluating CNM-Au8 in patients with early ALS. The study’s primary endpoint utilizes Motor Unit Number Index (MUNIX). MUNIX is an electrophysiology technique which measures the estimated number of functioning motor neurons serving specific muscles and has been shown to be a sensitive predictor of clinical decline in ALS. In the overall study population (n = 45; randomized 1:1 active CNM-Au8 30 mg daily to placebo), 34%, 26%, and 18% of patients who completed weeks 12, 24, and 36, respectively, showed increases (improvements) in MUNIX(4)sum values (equal to the sum of MUNIX values for the abductor digiti minimi, abductor pollicis brevis, tibialis anterior, and biceps brachii muscles) from baseline. This differs from the expected continuous decline seen in published data from prior observational studies1. Additionally, the mean reduction in forced vital capacity (FVC) for the overall study population was approximately 11% (absolute change of the % predicted) at Week 24 (n=42), which is generally less decline than anticipated based on published data sets2. Though blinded, these data suggest that CNM-Au8 may have neuro-reparative potential in ALS patients.

Evaluation of CNM-Au8 in indications beyond ALS, multiple sclerosis, and Parkinson’s disease:

Received a Healthy Longevity Catalyst Award from the U.S. National Academy of Medicine

The award will provide funding to support the accelerated preclinical development of CNM-Au8 as a treatment for neuronal aging-related deficits and Alzheimer’s disease. Preclinical studies designed to identify key mechanisms by which CNM-Au8 may impact age-related neurogenerative diseases will be led by Dr. Karen Ho, Head of Translational Medicine at Clene, in collaboration with Assistant Professor Jerome Mertens of the University of Innsbruck (Austria).

Corporate Highlights:

Intellectual Property

In April 2021, Clene received Notices of Allowance from the U.S. Patent and Trademark Office (USPTO) for two patent applications covering device and process claims for its platform technology and advanced stage clean-surfaced nanocrystal therapeutic candidates. These have since issued as patents, adding to Clene’s robust intellectual property portfolio that includes more than 130 patents issued and allowed and approximately 30 more applications pending.

Appointments

In May 2021, Clene appointed David J. Matlin as a Chairman of the Company’s Board of Directors. Mr. Matlin has served as a Director of Clene since 2020 and is currently the Chief Executive Officer of MatlinPatterson Global Advisers, a global private equity firm he co-founded in 2002. Mr. Matlin is succeeding Shalom Jacobovitz, who stepped down from his prior role as Chairman but continues to serve on the Company’s Board.

In August 2021, Clene appointed Vallerie V. McLaughlin, MD, to its Board as its seventh independent director. Dr. McLaughlin is the Kim A. Eagle MD Endowed Professor of Cardiovascular Medicine, Associate Chief Clinical Officer for Cardiovascular Services of the University of Michigan Medical Group, Associate Chief, Division of Cardiovascular Medicine, and Director of the Pulmonary Hypertension Program at the University of Michigan in Ann Arbor.

Manufacturing Facility

Clene is currently in negotiations to lease an approximately 75,000 square foot facility in Elkton, Maryland. Subject to the successful consummation of those negotiations, the facility will be redeveloped to enable an increase in Clene’s manufacturing capacity in preparation for the expected data release in H1 2022 from its Phase 3 registration trial evaluating CNM-Au8 as a treatment for ALS.

Financing Agreements

In connection with its planned efforts to expand its manufacturing capacity, Clene added net proceeds of approximately $24 million to its cash position through a private placement (PIPE) financing that resulted in gross proceeds of approximately $9.25 million, and a Loan and Security Agreement with Avenue Venture Opportunities Fund, L.P., a fund of the Avenue Capital Group. The Loan Agreement provides for term loans in an aggregate principal amount up to $30 million, with up to $20 million committed between May 24, 2021, and December 31, 2021, and up to a further $10 million funded between January 1, 2022, and June 30, 2022. To date, Clene has received $15 million of gross proceeds under the Loan Agreement.

FTSE Russell Indexes

As of the market open on June 28, 2021, Clene was included as a member of the U.S. small-cap Russell 2000® Index and the all-cap Russell 3000® Index. Clene’s common stock was also added to the appropriate growth and value indexes.

Expert Perspectives Webinar

On July 14, 2021, Clene hosted an expert perspectives webinar entitled: “Cellular Energetic Failure: Addressing Unmet Needs and a New Investigational Treatment for ALS and MS.” The webinar featured presentations by two experts: Professor of Neurology Matthew Kiernan, PhD, DSc, FRACP, FAHMS, AM, MBBS and Professor of Neurology Benjamin Greenberg, MD, MHS, FANA, FAAN, CRND, who discussed the current treatment landscape and unmet medical needs in ALS and multiple sclerosis. A replay of the presentation is available here.

Anticipated 2021 Milestones:

●	HEALEY ALS Platform Trial full enrollment: 2H 2021

●	Phase 2 RESCUE-ALS topline data: 2H 2021

●	Phase 2 CNM-ZnAg COVID-19 topline data: 2H 2021

●	Initiation of Phase 2 RESCUE-PD efficacy trial: 2H 2021

Second Quarter 2021 and Financial Results

Cash Position:

Clene’s cash totaled approximately $63.0 million as of June 30, 2021, compared to approximately $59.3 million as of December 31, 2020. The increase in cash through the second quarter ended June 30, 2021 was primarily due to approximately $17.7 million of net cash used in operating activities; $0.4 million of net cash used in investing activities; and $21.9 million of net cash provided by financing activities. Included in net cash provided by financing activities is $9.3 million of net proceeds from a PIPE offering and $14.5 million of net proceeds from a venture loan agreement which occurred concurrently in May 2021. Clene expects that its cash as of June 30, 2021 will be sufficient to fund its operations for a period extending beyond twelve months from the date the June 30, 2021 condensed consolidated financial statements are issued.

R&D Expenses:

Research and development (“R&D”) expenses were approximately $6.5 million for the second quarter ended June 30, 2021, compared to $3.6 million for the same period in 2020. The year-over-year increase is primarily attributable to (i) the progression of Clene’s drug candidates through the clinical development process, including increased enrollment into the REPAIR-PD and the REPAIR-MS studies, and calendar payments due for Clene’s participation in the HEALEY-ALS Platform Trial; and (ii) $1.6 million of share-based expense related to stock option and restricted stock unit (“RSU”) awards included in R&D expenses.

G&A Expenses:

General and administrative (“G&A”) expenses were $6.9 million for the second quarter ended June 30, 2021, compared to $1.0 million for the same period in 2020. The year-over-year increase is primarily attributable to (i) increased professional expenses, public company expenses, legal fees, accounting fees, tax fees, and insurance expenses as a result of Clene becoming a public company on December 30, 2020; and (ii) $2.6 million of share-based expense related to stock option and RSU awards included in G&A expenses.

Net Loss:

Clene’s loss from operations was $13.8 million and $4.6 million for the quarters ended June 30, 2021 and 2020, respectively. Clene’s net loss was $3.4 million, or $0.05 per share, for the second quarter ended June 30, 2021, compared to a net loss of $5.8 million, or $0.34 per share, for the second quarter ended June 30, 2020. Included in the net loss for the second quarter ended June 30, 2021 is an unrealized gain from the change in fair value of contingent earn-out liabilities of $9.9 million.

About RESCUE-ALS

RESCUE-ALS is a Phase 2 multi-center, randomized, double-blind, parallel-group, placebo-controlled study examining the efficacy, safety, pharmacokinetics and pharmacodynamics of CNM-Au8 in patients with early amyotrophic lateral sclerosis (ALS). The trial completed enrollment in 2H 2020. 45 subjects were randomized 1:1 to receive either active treatment with CNM-Au8 (30 mg) or placebo in addition to their current standard of care over a 36-week treatment period. The objective of the study is to assess the impact of improving cellular energy production, reducing oxidative stress, and enhancing energetic homeostasis with CNM-Au8 on disease progression in patients with early-stage ALS. CNM-Au8 was selected by FightMND of Australia and Clene was provided a substantial grant to investigate efficacy in ALS utilizing novel neurophysiological endpoints at two expert clinical sites in Australia. Topline data are expected in 2H 2021. For more information, please see ClinicalTrials.gov Identifier: NCT04098406.

About the HEALEY ALS Platform Trial

The HEALEY ALS Platform trial is a perpetual multi-center, randomized, double-blind, placebo-controlled Phase 3 registration program designed to evaluate the efficacy, safety, pharmacokinetics, and pharmacodynamics of multiple investigational products in early symptomatic amyotrophic lateral sclerosis (ALS) patients. Funded by philanthropic donors and led by Harvard’s Massachusetts General Hospital, HEALEY is the first-ever ALS platform trial designed to reduce trial time, costs, and increase patient participation in developing novel therapies. This landmark platform trial tests multiple treatments utilizing a combined placebo group. CNM-Au8 was selected as one of the first three drugs to be evaluated. Full enrollment of 160 patients into the CNM-Au8 portion of the study through more than 50 expert ALS U.S. clinical trial sites is expected by the end of 2021. Subjects are randomized 3:1 to receive one of three active treatments or placebo daily for a 24-week treatment period. The primary endpoint is rate of change in disease severity over time as measured by the ALS Functional Rating Scale-Revised (ALSFRS-R). Secondary endpoints include change in respiratory function over time as measured by slow vital capacity and change in muscle strength over time as measured isometrically using hand-held dynamometry. Topline data are expected in 1H 2022. For more information, please see ClinicalTrials.gov Identifier: NCT04297683.

About VISIONARY-MS

VISIONARY-MS is a Phase 2 multi-center, double-blind, randomized, placebo-controlled trial evaluating the efficacy and safety of CNM-Au8 for remyelination and neurorepair in stable relapsing multiple sclerosis (MS) patients with chronic visual impairment. 150 participants are being enrolled at expert MS clinical trial sites within Australia, Canada, and the United States. Subjects are randomized 1:1:1 (high-dose:low-dose:placebo). The primary endpoint is improvement in Low Contrast Letter Acuity (LCLA) from baseline to week-24. Key secondary endpoints include improvements from baseline to week-24 in the remaining modified-Multiple Sclerosis Functional Composite (MSFC) subscales (Symbol Digit Modalities Test, 9-Hole Peg Test, and Timed 25-Foot Walk). Interim blinded data presented at the ACTRIMS Forum 2021 demonstrated exposure-dependent, statistically significant improvements in both LCLA scores and across the averaged components of the modified MSFC scale for the study population in comparison to baseline values from the mildest sub-population (p<0.001). Subject to ongoing pandemic-related research restrictions at MS clinical trial sites, enrollment will advance through 2021. For more information, see ClinicalTrials.gov Identifier: NCT03536559.

About REPAIR-MS and REPAIR-PD

REPAIR-MS and REPAIR-PD are Phase 2 single-center, active-only, sequential group studies examining the brain metabolic effects, safety, pharmacokinetics and pharmacodynamics of CNM-Au8 in patients who have been diagnosed with MS within 15 years of screening or in patients with PD who have been diagnosed within three years of screening. Investigators and participants are blinded to dose. Participants received orally delivered CNM-Au8 daily each morning for 12 weeks. Participants undergo 31P-MRS brain imaging scans to semi-quantitatively measure central nervous system (CNS) energetic metabolites at baseline, prior to administration of drug, and at the end-of-study following at least 12 weeks of exposure to CNM-Au8. The objective of these studies is to demonstrate target engagement for CNM-Au8 on CNS biomarkers related to energetics and neuronal membrane stability in patients with MS and PD. The studies are taking place at the University of Texas Southwestern Medical Center with a team of internationally recognized experts in brain imaging and treatment of disorders of the CNS. For more information see ClinicalTrials.gov Identifiers: NCT03993171 and NCT03815916.

About CNM-Au8

Clene’s lead drug candidate, CNM-Au8, is an aqueous suspension of catalytically-active, clean-surfaced, faceted gold nanocrystals. Resulting from a patented manufacturing breakthrough, the catalytically active nanocrystals of CNM-Au8 drive critical cellular energy producing reactions in the brain that enable neurorepair and remyelination by increasing neuronal and glial resilience to disease-relevant stressors. CNM-Au8 crosses the blood-brain barrier and is not associated with the toxicities related to synthetic gold compounds or nanoparticles manufactured via alternative methods. CNM-Au8 has demonstrated safety in Phase 1 studies in healthy volunteers and has shown both remyelination and neuroprotective effects in multiple preclinical (animal) models. Preclinical data, both published in peer-reviewed journals and presented at scientific congresses, demonstrate that treatment of neuronal cultures with CNM-Au8 improves survival of neurons, protects neurite networks, decreases intracellular levels of reactive oxygen species and improves mitochondrial capacity in response to cellular stresses induced by numerous disease-relevant neurotoxins. Oral treatment with CNM-Au8 improved functional behaviors in rodent models of ALS, MS, and PD versus vehicle (placebo). CNM-Au8® is a federally registered trademark of Clene Nanomedicine, Inc.

About Clene

Clene, a clinical-stage biopharmaceutical company focused on neurodegenerative disease treatments, is leading the way by using nanotechnology to treat energetic failure, which underlies many neurological diseases. Clene has innovated a novel nanotherapeutic platform to create a new class of drugs. Clene’s lead drug candidate, CNM-Au8, is an aqueous suspension of catalytically-active, clean-surfaced, faceted gold nanocrystals that drive critical cellular energetic metabolism in the central nervous system (CNS). CNM-Au8 increases cellular energy production to accelerate neurorepair and improve neuroprotection. CNM-Au8 is currently being evaluated in a Phase 3 registration trial in amyotrophic lateral sclerosis (ALS), a Phase 2 trial examining disease progression via a novel electromyography technique in patients with early ALS, a Phase 2 trial for the treatment of chronic optic neuropathy in patients with stable relapsing multiple sclerosis (MS), and Phase 2 brain target engagement studies in patients with Parkinson’s disease (PD) and MS. Clene has also advanced into the clinic an aqueous solution of ionic zinc and silver for anti-viral and anti-microbial uses. The company is based in Salt Lake City, Utah with R&D and manufacturing operations in Maryland. For more information, please visit www.clene.com or follow us on Twitter, LinkedIn and Facebook.

References

1 Neuwirth et al. J Neurol Neurosurg Psychiatry. 2015 Nov;86(11):1172-9.
2 Andrews et al. JAMA Neurol. 2018 Jan 1;75(1):58-64.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Clene’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant known and unknown risks and uncertainties, many of which are beyond Clene’s control and could cause actual results to differ materially and adversely from expected results. Factors that may cause such differences include Clene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; Clene’s ability to achieve commercial success for its marketed products and drug candidates, if approved; Clene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; Clene’s reliance on third parties to conduct drug development, manufacturing and other services; Clene’s limited operating history and its ability to obtain additional funding for operations and to complete the licensing or development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on Clene’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in Clene’s Annual Report filed on Form 10K, as well as discussions of potential risks, uncertainties, and other important factors in Clene’s subsequent filings with the U.S. Securities and Exchange Commission. Clene undertakes no obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law. All information in this press release is as of the date of this press release. The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this press release.

CLENE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Product revenue	138	9	337	79
Royalty revenue	63	-	77	-
Total revenue	201	9	414	79
Operating expenses:
Cost of revenue	555	-	798	58
Research and development	6,472	3,554	12,747	6,756
General and administrative	6,949	1,016	12,339	1,828
Total operating expenses	13,976	4,570	25,884	8,642
Loss from operations	(13,775)	(4,561)	(25,470)	(8,563)
Other income (expense), net:
Interest expense	(26)	(190)	(577)	(241)
Gain on extinguishment of notes payable	-	-	647	-
Gain on termination of lease	-	51	-	51
Change in fair value of preferred stock warrant liability	-	(2,419)	-	(2,307)
Change in fair value of derivative liability	-	10	-	14
Change in fair value of Clene Nanomedicine contingent earn-out	8,640	-	(16,970)	-
Change in fair value of Initial Shareholders contingent earn-out	1,232	-	(1,729)	-
Change in fair value of common stock warrant liability	133	-	133	-
Australia research and development credit	375	1,268	714	1,268
Other income (expense), net	(2)	22	1	18
Total other income (expense), net	10,352	(1,258)	(17,781)	(1,197)
Net loss before income taxes	(3,423)	(5,819)	(43,251)	(9,760)
Income tax benefit	72	-	144	-
Net loss	(3,351)	(5,819)	(43,107)	(9,760)

Other comprehensive income (loss):
Foreign currency translation adjustments	(61)	10	(37)	16
Total other comprehensive income (loss)	(61)	10	(37)	16
Comprehensive loss	(3,412)	(5,809)	(43,144)	(9,744)

Net loss per share-- basic and diluted	(0.05)	(0.34)	(0.71)	(0.56)

Weighted average common shares used to compute basic and diluted net loss per share	61,165,018	17,357,505	60,919,340	17,357,505

CLENE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash	$63,007	$59,275
Accounts receivable	68	21
Inventory	53	191
Prepaid expenses and other current assets	5,030	3,502
Total current assets	68,158	62,989
Right-of-use assets	983	1,029
Property and equipment, net	4,143	4,225
TOTAL ASSETS	$73,284	$68,243

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,143	$1,124
Accrued liabilities	2,731	3,960
Income tax payable	164	164
Deferred revenue from related parties	112	112
Operating lease obligations, current portion	210	194
Finance lease obligations, current portion	159	190
Clene Nanomedicine contingent earn-out, current portion	-	5,924
Total current liabilities	4,519	11,668
Operating lease obligations, net of current portion	1,658	1,785
Finance lease obligations, net of current portion	152	205
Convertible notes payable	4,380	-
Notes payable	10,378	1,949
Deferred income tax	140	260
Warrant liability	1,324	-
Clene Nanomedicine contingent earn-out, net of current portion	69,023	46,129
Initial Shareholders contingent earn-out	7,635	5,906
TOTAL LIABILITIES	99,209	67,902
Stockholders’ equity (deficit):
Common stock, $0.0001 par value: 150,000,000 and 100,000,000 shares authorized at June 30, 2021 and December 31, 2020, respectively; 60,681,591 and 59,526,171 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	6	6
Additional paid-in capital	170,449	153,571
Accumulated deficit	(196,668)	(153,561)
Accumulated other comprehensive income	288	325
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(25,925)	341
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$73,284	$68,243

Media Contact

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(269) 921-3607
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Investor Contact

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LifeSci Advisors, LLC

(929) 469-3859

bmackle@lifesciadvisors.com

Source: Clene Inc.